Investor Relations inquiries:	Media inquiries:
Debbie Laudermilk Director of Investor Relations 512.821.4102 Investor.relations@golfsmith.com	Andy Craig Fair Share Consulting, Inc. 512.794.5906 Andy@fairshareconsulting.com

Golfsmith Announces Preliminary First Quarter 2007 Results

AUSTIN, April 23, 2007 — Golfsmith International Holdings, Inc., (NASDAQ: GOLF) today announced preliminary first quarter 2007 results for the period ending March 31, 2007.

The company expects to report a diluted net loss per share in the range of $0.31 to $0.32 for the quarter. This compares with its original guidance of a diluted net loss per share of $0.20 to $0.22. Higher than anticipated selling, general and administrative (“SG&A”) expenses coupled with gross margin pressure impacted the bottom line.

The company also expects to report revenues of approximately $77.6 million, which is in line with original guidance of $77 million to $79 million. Comparable store sales for the quarter declined 5.7 percent, reflecting slightly better results than the company’s original guidance of negative 6 to negative 7 percent.

“We shifted more advertising expense into the first quarter than originally forecasted in an effort to provide necessary support to our National Trade-In Days event, one of our most important promotions of the year,” said Jim Thompson, chief executive officer and president of Golfsmith. “Additionally, the last two weeks of March continue to account for more than 20 percent of revenues in the seasonally light first quarter, and a higher mix of promotionally driven sales during this period added some pressure to our overall gross margin.”

“We remain committed to our long-term growth strategy of driving revenues in our new stores and direct channel, as well as growing comparable store sales,” Thompson said.

Full results for the company’s first quarter will be announced after the close of the market on Tuesday, May 8, 2007, with a conference call to follow the release at 3:30 p.m. central time.

About Golfsmith
Golfsmith International Holdings, Inc., (NASDAQ: GOLF) is a 40-year-old specialty retailer of golf and tennis equipment, apparel and accessories. The company operates as an integrated multi-channel retailer, offering its guests the convenience of shopping in its 68 stores across the United States, through its Internet site and from its assortment of catalogs. Golfsmith offers an extensive product selection that features premier branded merchandise, as well as its proprietary products, clubmaking components and pre-owned clubs.

Cautionary Language
Certain statements made in this news release are forward looking in nature and, accordingly, are subject to risks and uncertainties. These forward-looking statements are only predictions based on our current expectations and projections about future events. Important factors could cause our actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. These factors include, but are not limited to, those discussed in our Form 10-K, filed March 30, 2007 and our Registration Statement on Form S-1, filed on June 15, 2006 under the caption “Risk Factors.”

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